EXHIBIT 99.43

JOINDER TO THE REGISTRATION RIGHTS AGREEMENT

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of May 5, 2025 (the “Registration Rights Agreement”), entered into by and between Howard Hughes Holdings Inc. (the “Company”) and Pershing Square Holdco, L.P., Pershing Square, L.P., Pershing Square Holdings, Ltd. and Pershing Square International, Ltd. (each, a “Purchaser”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to the Registration Rights Agreement, and shall accept and be subject to, and comply with the terms, conditions and provisions of the Registration Rights Agreement as a Purchaser and a Holder thereunder, and shall be entitled to the rights and benefits and subject to the duties and obligations of a Purchaser and a Holder thereunder in the same manner as if the undersigned was an original signatory to the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder effective as of April 27, 2026.

PERSHING SQUARE HHH HOLDINGS, LLC

By:	Pershing Square Holdco, L.P., its sole member

By:	/s/ William A. Ackman

Name:	William A. Ackman

Title:	Chief Executive Officer

Agreed and Accepted:

HOWARD HUGHES HOLDINGS INC.

By:	/s/ Joseph Valane

Name:	Joseph Valane

Title:	General Counsel